Exhibit 99.1

To our shareowners:

As regular readers of this letter will know, our energy at Amazon comes from the desire to impress customers rather than the zeal to best competitors. We don’t take a view on which of these approaches is more likely to maximize business success. There are pros and cons to both and many examples of highly successful competitor-focused companies. We do work to pay attention to competitors and be inspired by them, but it is a fact that the customer-centric way is at this point a defining element of our culture.

One advantage – perhaps a somewhat subtle one – of a customer-driven focus is that it aids a certain type of proactivity. When we’re at our best, we don’t wait for external pressures. We are internally driven to improve our services, adding benefits and features, before we have to. We lower prices and increase value for customers before we have to. We invent before we have to. These investments are motivated by customer focus rather than by reaction to competition. We think this approach earns more trust with customers and drives rapid improvements in customer experience – importantly – even in those areas where we are already the leader.

“Thank you. Every time I see that white paper on the front page of Amazon, I know that I’m about to get more for my money than I thought I would. I signed up for Prime for the shipping, yet now I get movies, and TV and books. You keep adding more, but not charging more. So thanks again for the additions.” We now have more than 15 million items in Prime, up 15x since we launched in 2005. Prime Instant Video selection tripled in just over a year to more than 38,000 movies and TV episodes. The Kindle Owners’ Lending Library has also more than tripled to over 300,000 books, including an investment of millions of dollars to make the entire Harry Potter series available as part of that selection. We didn’t “have to” make these improvements in Prime. We did so proactively. A related investment – a major, multi-year one – is Fulfillment by Amazon. FBA gives third-party sellers the option of warehousing their inventory alongside ours in our fulfillment center network. It has been a game changer for our seller customers because their items become eligible for Prime benefits, which drives their sales, while at the same time benefitting consumers with additional Prime selection.

We build automated systems that look for occasions when we’ve provided a customer experience that isn’t up to our standards, and those systems then proactively refund customers. One industry observer recently received an automated email from us that said, “We noticed that you experienced poor video playback while watching the following rental on Amazon Video On Demand: Casablanca. We’re sorry for the inconvenience and have issued you a refund for the following amount: $2.99. We hope to see you again soon.” Surprised by the proactive refund, he ended up writing about the experience: “Amazon ‘noticed that I experienced poor video playback…’ And they decided to give me a refund because of that? Wow…Talk about putting customers first.”

When you pre-order something from Amazon, we guarantee you the lowest price offered by us between your order time and the end of the day of the release date. “I just received notice of a $5 refund to my credit card for pre-order price protection. . . What a great way to do business! Thank you very much for your fair and honest dealings.” Most customers are too busy themselves to monitor the price of an item after they pre-order it, and our policy could be to require the customer to contact us and ask for the refund. Doing it proactively is more expensive for us, but it also surprises, delights, and earns trust.

We also have authors as customers. Amazon Publishing has just announced it will start paying authors their royalties monthly, sixty days in arrears. The industry standard is twice a year, and that has been the standard for a long time. Yet when we interview authors as customers, infrequent payment is a major dissatisfier. Imagine how you’d like it if you were paid twice a year. There isn’t competitive pressure to pay authors more than once every six months, but we’re proactively doing so. By the way – though the research was taxing, I struggled through and am happy to report that I recently saw many Kindles in use at a Florida beach. There are five generations of Kindle, and I believe I saw every generation in use except for the first. Our business approach is to sell premium hardware at roughly breakeven prices. We want to make money when people use our devices – not when people buy our devices. We think this aligns us better with customers. For example, we don’t need our customers to be on the upgrade treadmill. We can be very happy to see people still using four-year-old Kindles!

I can keep going – Kindle Fire’s FreeTime, our customer service Andon Cord, Amazon MP3’s AutoRip – but will finish up with a very clear example of internally driven motivation: Amazon Web Services. In 2012, AWS announced 159 new features and services. We’ve reduced AWS prices 27 times since launching 7 years ago, added enterprise service support enhancements, and created innovative tools to help customers be more efficient. AWS Trusted Advisor monitors customer configurations, compares them to known best practices, and then notifies customers where opportunities exist to improve performance, enhance security, or save money. Yes, we are actively telling customers they’re paying us more than they need to. In the last 90 days, customers have saved millions of dollars through Trusted Advisor, and the service is only getting started. All of this progress comes in the context of AWS being the widely recognized leader in its area – a situation where you might worry that external motivation could fail. On the other hand, internal motivation – the drive to get the customer to say “Wow” – keeps the pace of innovation fast.

Our heavy investments in Prime, AWS, Kindle, digital media, and customer experience in general strike some as too generous, shareholder indifferent, or even at odds with being a for-profit company. “Amazon, as far as I can tell, is a charitable organization being run by elements of the investment community for the benefit of consumers,” writes one outside observer. But I don’t think so. To me, trying to dole out improvements in a just-in-time fashion would be too clever by half. It would be risky in a world as fast-moving as the one we all live in. More fundamentally, I think long-term thinking squares the circle. Proactively delighting customers earns trust, which earns more business from those customers, even in new business arenas. Take a long-term view, and the interests of customers and shareholders align.

As I write this, our recent stock performance has been positive, but we constantly remind ourselves of an important point – as I frequently quote famed investor Benjamin Graham in our employee all-hands meetings – “In the short run, the market is a voting machine but in the long run, it is a weighing machine.” We don’t celebrate a 10% increase in the stock price like we celebrate excellent customer experience. We aren’t 10% smarter when that happens and conversely aren’t 10% dumber when the stock goes the other way. We want to be weighed, and we’re always working to build a heavier company.

As proud as I am of our progress and our inventions, I know that we will make mistakes along the way – some will be self-inflicted, some will be served up by smart and hard-working competitors. Our passion for pioneering will drive us to explore narrow passages, and, unavoidably, many will turn out to be blind alleys. But – with a bit of good fortune – there will also be a few that open up into broad avenues.

I am incredibly lucky to be a part of this large team of outstanding missionaries who value our customers as much as I do and who demonstrate that every day with their hard work. As always, I attach a copy of our original 1997 letter. Our approach remains the same, and it’s still Day 1.

Jeffrey P. Bezos
Founder and Chief Executive Officer
Amazon.com, Inc.
April 2013

1997 LETTER TO SHAREHOLDERS

(Reprinted from the 1997 Annual Report)

To our shareholders:

Amazon.com passed many milestones in 1997: by year-end, we had served more than 1.5 million customers, yielding 838% revenue growth to $147.8 million, and extended our market leadership despite aggressive competitive entry.

But this is Day 1 for the Internet and, if we execute well, for Amazon.com. Today, online commerce saves customers money and precious time. Tomorrow, through personalization, online commerce will accelerate the very process of discovery. Amazon.com uses the Internet to create real value for its customers and, by doing so, hopes to create an enduring franchise, even in established and large markets.

We have a window of opportunity as larger players marshal the resources to pursue the online opportunity and as customers, new to purchasing online, are receptive to forming new relationships. The competitive landscape has continued to evolve at a fast pace. Many large players have moved online with credible offerings and have devoted substantial energy and resources to building awareness, traffic, and sales. Our goal is to move quickly to solidify and extend our current position while we begin to pursue the online commerce opportunities in other areas. We see substantial opportunity in the large markets we are targeting. This strategy is not without risk: it requires serious investment and crisp execution against established franchise leaders.

It’s All About the Long Term

We believe that a fundamental measure of our success will be the shareholder value we create over the long term. This value will be a direct result of our ability to extend and solidify our current market leadership position. The stronger our market leadership, the more powerful our economic model. Market leadership can translate directly to higher revenue, higher profitability, greater capital velocity, and correspondingly stronger returns on invested capital.

Our decisions have consistently reflected this focus. We first measure ourselves in terms of the metrics most indicative of our market leadership: customer and revenue growth, the degree to which our customers continue to purchase from us on a repeat basis, and the strength of our brand. We have invested and will continue to invest aggressively to expand and leverage our customer base, brand, and infrastructure as we move to establish an enduring franchise.

Because of our emphasis on the long term, we may make decisions and weigh tradeoffs differently than some companies. Accordingly, we want to share with you our fundamental management and decision-making approach so that you, our shareholders, may confirm that it is consistent with your investment philosophy:

•	We will continue to focus relentlessly on our customers.

•	We will continue to make investment decisions in light of long-term market leadership considerations rather than short-term profitability considerations or short-term Wall Street reactions.

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We will continue to measure our programs and the effectiveness of our investments analytically, to jettison those that do not provide acceptable returns, and to step up our investment in those that work best. We will continue to learn from both our successes and our failures.

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We will make bold rather than timid investment decisions where we see a sufficient probability of gaining market leadership advantages. Some of these investments will pay off, others will not, and we will have learned another valuable lesson in either case.

•	When forced to choose between optimizing the appearance of our GAAP accounting and maximizing the present value of future cash flows, we’ll take the cash flows.

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We will share our strategic thought processes with you when we make bold choices (to the extent competitive pressures allow), so that you may evaluate for yourselves whether we are making rational long-term leadership investments.

•	We will work hard to spend wisely and maintain our lean culture. We understand the importance of continually reinforcing a cost-conscious culture, particularly in a business incurring net losses.

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We will balance our focus on growth with emphasis on long-term profitability and capital management. At this stage, we choose to prioritize growth because we believe that scale is central to achieving the potential of our business model.

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We will continue to focus on hiring and retaining versatile and talented employees, and continue to weight their compensation to stock options rather than cash. We know our success will be largely affected by our ability to attract and retain a motivated employee base, each of whom must think like, and therefore must actually be, an owner.

We aren’t so bold as to claim that the above is the “right” investment philosophy, but it’s ours, and we would be remiss if we weren’t clear in the approach we have taken and will continue to take.

With this foundation, we would like to turn to a review of our business focus, our progress in 1997, and our outlook for the future.

Obsess Over Customers

From the beginning, our focus has been on offering our customers compelling value. We realized that the Web was, and still is, the World Wide Wait. Therefore, we set out to offer customers something they simply could not get any other way, and began serving them with books. We brought them much more selection than was possible in a physical store (our store would now occupy 6 football fields), and presented it in a useful, easy-to-search, and easy-to-browse format in a store open 365 days a year, 24 hours a day. We maintained a dogged focus on improving the shopping experience, and in 1997 substantially enhanced our store. We now offer customers gift certificates, 1-ClickSM shopping, and vastly more reviews, content, browsing options, and recommendation features. We dramatically lowered prices, further increasing customer value. Word of mouth remains the most powerful customer acquisition tool we have, and we are grateful for the trust our customers have placed in us. Repeat purchases and word of mouth have combined to make Amazon.com the market leader in online bookselling.

By many measures, Amazon.com came a long way in 1997:

•	Sales grew from $15.7 million in 1996 to $147.8 million – an 838% increase.

•	Cumulative customer accounts grew from 180,000 to 1,510,000 – a 738% increase.

•	The percentage of orders from repeat customers grew from over 46% in the fourth quarter of 1996 to over 58% in the same period in 1997.

•	In terms of audience reach, per Media Metrix, our Web site went from a rank of 90th to within the top 20.

•	We established long-term relationships with many important strategic partners, including America Online, Yahoo!, Excite, Netscape, GeoCities, AltaVista, @Home, and Prodigy.

Infrastructure

During 1997, we worked hard to expand our business infrastructure to support these greatly increased traffic, sales, and service levels:

•	Amazon.com’s employee base grew from 158 to 614, and we significantly strengthened our management team.

•	Distribution center capacity grew from 50,000 to 285,000 square feet, including a 70% expansion of our Seattle facilities and the launch of our second distribution center in Delaware in November.

•	Inventories rose to over 200,000 titles at year-end, enabling us to improve availability for our customers.

•	Our cash and investment balances at year-end were $125 million, thanks to our initial public offering in May 1997 and our $75 million loan, affording us substantial strategic flexibility.

Our Employees

The past year’s success is the product of a talented, smart, hard-working group, and I take great pride in being a part of this team. Setting the bar high in our approach to hiring has been, and will continue to be, the single most important element of Amazon.com’s success.

It’s not easy to work here (when I interview people I tell them, “You can work long, hard, or smart, but at Amazon.com you can’t choose two out of three”), but we are working to build something important, something that matters to our customers, something that we can all tell our grandchildren about. Such things aren’t meant to be easy. We are incredibly fortunate to have this group of dedicated employees whose sacrifices and passion build Amazon.com.

Goals for 1998

We are still in the early stages of learning how to bring new value to our customers through Internet commerce and merchandising. Our goal remains to continue to solidify and extend our brand and customer base. This requires sustained investment in systems and infrastructure to support outstanding customer convenience, selection, and service while we grow. We are planning to add music to our product offering, and over time we believe that other products may be prudent investments. We also believe there are significant opportunities to better serve our customers overseas, such as reducing delivery times and better tailoring the customer experience. To be certain, a big part of the challenge for us will lie not in finding new ways to expand our business, but in prioritizing our investments.

We now know vastly more about online commerce than when Amazon.com was founded, but we still have so much to learn. Though we are optimistic, we must remain vigilant and maintain a sense of urgency. The challenges and hurdles we will face to make our long-term vision for Amazon.com a reality are several: aggressive, capable, well-funded competition; considerable growth challenges and execution risk; the risks of product and geographic expansion; and the need for large continuing investments to meet an expanding market opportunity. However, as we’ve long said, online bookselling, and online commerce in general, should prove to be a very large market, and it’s likely that a number of companies will see significant benefit. We feel good about what we’ve done, and even more excited about what we want to do.

1997 was indeed an incredible year. We at Amazon.com are grateful to our customers for their business and trust, to each other for our hard work, and to our shareholders for their support and encouragement.

Jeffrey P. Bezos

Founder and Chief Executive Officer

Amazon.com, Inc.